Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the November 30, 2017 filing of Manulife Financial Corporation and John Hancock Life Insurance Company (U.S.A) Form F-3 Preliminary Registration Statement pertaining to John Hancock Life Insurance Company (U.S.A.)’s deferred annuity contracts and Manulife Financial Corporation’s subordinated guarantee relating thereto, of our reports dated (a) February 9, 2017, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2016 and 2015, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2016; and (b) February 18, 2016, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2015 and 2014, and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2015, included in its 2016 and 2015 Annual Reports (Form 40-F as amended on Form 40-F/A), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

November 30, 2017